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Exhibit 23.1

ACCOUNTANTS' CONSENT

To the Board of Directors and Stockholders
Southwest Water Company

We consent to incorporation by reference in the registration statement (No. 33-21154, 333-77881, 333-35252, 333-63196, 333-69662 and 333-70194 on Form S-3 and
the registration statements (Nos. 33-28918, 33-28919, 33-73174, 333-18513 and
333-38935) on Form S-8 of Southwest Water Company of our report dated January 29, 2002, relating to the consolidated balance sheets of Southwest Water Company and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in stockholders' equity and cash flows and related schedules for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001 annual report on Form 10-K of Southwest Water Company.

/s/ KPMG LLP


Los Angeles, California
March 28, 2002